Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1801 Market Street Philadelphia, Pa. 19103-1699

For further information contact: Jerry Davis (media) 215-977-6298 Colin Oerton (investors) 866-248-4344	For release: 5:00 p.m. April 25, 2005

No. 7

SUNOCO LOGISTICS PARTNERS L.P.

REPORTS FIRST QUARTER 2005 RESULTS

PHILADELPHIA, April 25, 2005 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the first quarter 2005 of $15.3 million, or $0.59 per limited partner unit on a diluted basis, compared with $13.0 million for the first quarter 2004, or $0.54 per limited partner unit on a diluted basis. The $2.3 million quarter over quarter increase was due mainly to the operating results of recent acquisitions and higher Terminal Facilities and Western crude oil pipeline system revenues, partially offset by lower Western Pipeline System lease acquisition margins.

Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., also declared a cash distribution for the first quarter 2005 of $0.625 per common and subordinated partnership unit ($2.50 annualized) payable May 13, 2005 to unitholders of record on May 6, 2005.

“We are pleased with the results we achieved this quarter,” said Deborah M. Fretz, President and Chief Executive Officer. “Higher results from our Western Pipeline System and record earnings for our Terminal business more than offset lower results from the Domestic Lease Acquisition group due to the shift from a backwardated to a contango market. The continued strength in our overall business has resulted in the declaration of a quarterly distribution of $0.625 per unit, representing a 9.6 percent increase over the first quarter of 2004, demonstrating our commitment to growth.”

Segmented First Quarter Results

Eastern Pipeline System

Operating income for the Eastern Pipeline System increased $0.7 million to $8.7 million for the first quarter 2005 from $8.0 million for the first quarter 2004. This increase was primarily the result of a $0.8 million increase in sales and other operating revenue and a $0.6 million increase in other income, partially offset by a $0.7 million increase in operating expenses. Sales and other operating revenue increased from $22.7 million for the prior year’s quarter to $23.5 million for the first quarter 2005 mainly due to an increase in total shipments and higher revenue per barrel mile. The increase in shipments was principally due to higher volumes on the Harbor pipeline, resulting from the acquisition of an additional one-third interest in June 2004, and higher comparative volumes in the first quarter of

2005 on other product pipelines as a result of a turnaround at Sunoco, Inc.’s Toledo, Ohio refinery in March 2004. These items were partially offset by lower throughput on the Marysville to Toledo crude oil pipeline due mainly to production issues at two third-party Canadian synthetic crude oil plants as a result of fire damage. Management expects crude oil throughput on this pipeline to be reduced through the third quarter of 2005 due to the reduced production at one of these facilities. Other income increased $0.6 million to $3.1 million for the first quarter 2005, which includes an increase in joint venture equity income. Operating expenses increased to $10.6 million for the first quarter 2005 from $9.9 million for the prior year’s quarter due mainly to the timing of scheduled maintenance activity.

Terminal Facilities

The Terminal Facilities business segment had operating income of $9.5 million for the first quarter 2005, an increase of $2.3 million from $7.2 million for the prior year’s first quarter. Sales and other operating revenue increased $4.6 million from the prior year’s first quarter to $27.9 million for the first quarter 2005 due primarily to the acquisition of the Eagle Point logistics assets in March 2004, the purchase of two refined product terminals located in Baltimore, Maryland and Manassas, Virginia in April 2004, and the acquisition of a refined product terminal located in Columbus, Ohio in November 2004. In addition, the Nederland Terminal and the Partnership’s other refined product terminals experienced increases in both volumes and revenues from the prior year’s quarter. Operating expenses increased $1.4 million from the prior year’s first quarter to $11.0 million for the first quarter 2005 due principally to the expenses associated with the acquired assets, partially offset by a decline in maintenance expenses for the Fort Mifflin Terminal due to non-routine dredging activity on the Delaware River in the prior year. Depreciation and amortization increased $0.6 million to $4.1 million for the first quarter 2005 due mainly to depreciation on the assets acquired.

Western Pipeline System

Operating income for the Western Pipeline System decreased $0.3 million to $2.3 million for the first quarter 2005 from $2.6 million for the first quarter 2004. The decrease was primarily the result of lower lease acquisition margins, partially offset by higher crude oil pipeline volumes and lower pipeline operating expenses. The increase in pipeline volumes was due mainly to higher throughput on the Nederland to Longview, Texas pipeline and the absence in the current quarter of a turnaround at Sunoco, Inc.’s Tulsa refinery, which occurred in March 2004. Total revenues and cost of products sold and operating expenses increased in the first quarter 2005 compared with the prior year’s quarter due principally to an increase in the price of crude oil, partially offset by a decrease in lease acquisition bulk volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $49.90 per barrel for the first quarter 2005 from $35.16 per barrel for the first quarter 2004.

Other Analysis

Financing Costs

Net interest expense increased $0.4 million to $5.2 million for the first quarter 2005 from $4.8 million for the prior year’s quarter due to higher short-term interest rates on borrowings under the Partnership’s credit facility. Total debt outstanding at March 31, 2005 of $313.3 million consists of

$248.8 million of the Senior Notes and $64.5 million of borrowings under the Partnership’s credit facility.

Capital Expenditures

Maintenance capital expenditures increased $1.5 million from the first quarter of 2004 to $4.9 million for the first quarter 2005 due primarily to the differences in timing of scheduled maintenance activity between the periods. Management anticipates maintenance capital expenditures, excluding reimbursable amounts under agreements discussed below, to be approximately $27.5 million for the year ended December 31, 2005. Expansion capital expenditures decreased $17.3 million to $2.9 million for the first quarter 2005 due principally to the acquisition of the Eagle Point logistics assets for $20.0 million in the prior year’s first quarter.

Reimbursements Under Agreements with Sunoco

Under agreements with Sunoco, the Partnership received reimbursement of $0.4 million for the first quarter of 2005 for certain maintenance capital expenditures associated with improvements to certain assets incurred during the period. There were no such expenditures incurred during the first quarter of 2004. The reimbursements of these amounts were recorded by the Partnership as capital contributions.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Income Statement
Sales and other operating revenue	$1,011,849	$744,907
Other income	3,627	3,169

Total Revenues	1,015,476	748,076

Cost of products sold and operating expenses	974,911	710,692
Depreciation and amortization	8,122	7,539
Selling, general and administrative expenses	11,917	12,059

Total costs and expenses	994,950	730,290

Operating income	20,526	17,786
Net interest expense	5,228	4,775

Net Income	$15,298	$13,011

Calculation of Limited Partners’ interest:
Net Income	$15,298	$13,011
Less: General Partner’s interest	(922)	(495)

Limited Partners’ interest in Net Income	$14,376	$12,516

Net Income per Limited Partner unit:
Basic	$0.60	$0.55

Diluted	$0.59	$0.54

Weighted average Limited Partners’ units outstanding:
Basic	24,090,548	22,771,793

Diluted	24,288,379	22,975,315

Capital Expenditure Data:
Maintenance capital expenditures	$4,901	$3,415
Expansion capital expenditures	2,940	20,170

Total	$7,841	$23,585

	March 31, 2005	December 31, 2004
Balance Sheet Data (at period end):
Cash and cash equivalents	$32,671	$52,660
Total Debt	313,347	313,305
Total Partners’ Capital	458,393	460,594

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended March 31,
	2005	2004
Eastern Pipeline System:
Sales and other operating revenue	$23,504	$22,724
Other income	3,071	2,480

Total Revenues	26,575	25,204

Operating expenses	10,617	9,964
Depreciation and amortization	2,599	2,700
Selling, general and administrative expenses	4,659	4,569

Operating Income	$8,700	$7,971

Terminal Facilities:
Total Revenues	$27,928	$23,370

Operating expenses	11,039	9,606
Depreciation and amortization	4,084	3,453
Selling, general and administrative expenses	3,268	3,129

Operating Income	$9,537	$7,182

Western Pipeline System:
Sales and other operating revenue	$960,418	$698,813
Other income	555	689

Total Revenues	960,973	699,502

Cost of products sold and operating expenses	953,255	691,122
Depreciation and amortization	1,439	1,386
Selling, general and administrative expenses	3,990	4,361

Operating Income	$2,289	$2,633

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended March 31,
	2005	2004
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	55,600,671	54,908,322
Revenue per barrel mile (cents)	0.470	0.455
Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals	396,022	280,791
Nederland terminal	491,911	490,308
Refinery terminals (3)	689,789	503,253
Western Pipeline System: (1)
Crude oil pipeline throughput (bpd)	317,970	298,516
Crude oil purchases at wellhead (bpd)	194,848	188,684
Gross margin per barrel of pipeline throughput (cents) (4)	20.0	23.2

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm, and the Eagle Point Dock which was acquired on March 30, 2004.

(4)	Represents total segments sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

An investor call with management regarding our first-quarter results is scheduled for Tuesday morning, April 26 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and requesting “Sunoco Logistics Partners Earnings Call, Conference Code 4978530”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #4978530.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,450 miles of crude oil pipelines, located principally in Oklahoma and Texas and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on March 4, 2005. Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

- END -